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                               AMENDMENT NO. 1 TO

                        PREFERRED STOCK RIGHTS AGREEMENT

                  This Amendment No. 1 dated as of February 18, 2003 (this "Amendment") to the to Preferred Stock Rights Agreement dated as of October 24, 2001 (the "Rights Agreement") between Third Wave Technologies, Inc., a Delaware corporation (the "Company"), and EquiServe Trust Company N.A., a national banking association (the "Rights Agent").

                  WHEREAS, the Board of Directors of the Company, at a meeting held on December 13, 2002 has determined that it is advisable and in the best interest of the Company to amend the Rights Agreement between the Company and the Rights Agent as set forth below;

                  WHEREAS, at the date of this Amendment, a Distribution Date has not occurred and there is no Acquiring Person; and

                  WHEREAS, in compliance with Section 27 of the Rights Agreement, the Company and the Rights Agent are willing to amend the Rights Agreement as hereinafter set forth and the Company and the Rights Agent have each executed and delivered this Amendment.

                  NOW, THEREFORE, in consideration of the Rights Agreement and the premises and mutual agreements herein set forth, the parties hereto agree as follows:

                  SECTION 1. AMENDMENT OF SECTION 1(A) OF THE RIGHTS AGREEMENT.
(a) Section 1(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

                           "(a) "ACQUIRING PERSON" shall mean (i) any Person, other than the State of Wisconsin Investment Board ("SWIB"), who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, or (ii) SWIB on such date as it, together with all of its Affiliates and Associates, shall be the Beneficial Owner of 16.5% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more (16.5% or more in the case of SWIB) of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more (16.5% or more in the case of SWIB) of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company





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         such Person does not beneficially own 15% or more (16.5% or more in the case of SWIB) of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, (i) if the Company's Board of Directors determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an "Acquiring Person, " as defined pursuant to the foregoing provisions of this paragraph (a), or (B) such Person was aware of the extent of the Common Shares it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an "Acquiring Person" for any purposes of this Agreement; and (ii) if, as of the date hereof, any Person is the Beneficial Owner of 15% or more of the Common Shares outstanding, such Person shall not be or become an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), unless and until such time as such Person shall become the Beneficial Owner of additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Person is not then the Beneficial Owner of 15% or more of the Common Shares then outstanding."

                  SECTION 2. AMENDMENT OF SECTION 3(C) OF THE RIGHTS AGREEMENT.
Section 3(c) of the Rights Agreement is hereby amended to add the words "AS AMENDED AS OF FEBRUARY 18, 2003" after the words "RIGHTS AGREEMENT DATED AS OF OCTOBER 24, 2001".

                  SECTION 3. AMENDMENT OF SECTION 21 OF THE RIGHTS AGREEMENT.
Section 21 of the Rights Agreement is hereby amended by adding thereto, after the end of the first sentence of Section 21, the following: "If the Rights Agent shall no longer serve as the transfer agent for the Common Shares, the Rights Agent shall be deemed to have resigned as such effective as of the date on which the Rights Agent no longer serves as such transfer agent."

                  SECTION 4. AMENDMENT OF SECTION 26 OF THE RIGHTS AGREEMENT.
Section 26 of the Rights Agreement is hereby amended (a) to change the
Attention: line under the address to which notices or demands to be given to the Rights Agent must be sent to "Client Administration" and (b) to change the firm and address to which copies of notices or demands to be given to the Company must be sent to:


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                  Sidley Austin Brown & Wood
                  Bank One Plaza
                  10 S. Dearborn Street
                  Chicago, Illinois  60603
                  Attention:  Steven Sutherland

                  SECTION 5. AMENDMENT TO ADD SECTION 35 TO THE RIGHTS AGREEMENT. The Rights Agreement is further amended to add a new Section 35 to the Rights Agreement, such Section to read in its entirety as follows:

                  "SECTION 35. FORCE MAJEURE. Notwithstanding anything to the contrary contained herein, neither the Company nor the Rights Agent shall be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest."

                  SECTION 6. AMENDMENT OF FORM OF RIGHTS CERTIFICATE. The first paragraph of the form of Rights Certificate attached to the Rights Agreement as Exhibit B is hereby amended to add the words "as amended as of February 18, 2003" after the words "Rights Agreement dated as of October 24, 2001,".

                  SECTION 7. AMENDMENT OF SUMMARY OF RIGHTS. (a) The paragraph opposite the caption "Distribution Date:" in the Summary of Rights attached to the Rights Agreement as Exhibit C is hereby amended to read in its entirety as follows;

                  "Rights will separate from the Common Stock and become exercisable following (a) the tenth day (or such later date as may be determined by a majority of the Directors) after a person or group acquires beneficial ownership of 15% or more (16.5% or more in the case of the State of Wisconsin Investment Board ("SWIB")) of the Company's Common Stock or (b) the tenth business day (or such later date as may be determined by a majority of the Directors) after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more (16.5% or more in the case of SWIB) of the Company's Common Stock. "

                  (b) The Summary of Rights is further amended to add the parenthetical "(16.5% in the case of SWIB)" after each reference to "15% or more" in each of the paragraphs opposite the captions "Flip-In:", "Exchange Provision:" and "Redemption of the Rights:".

                  SECTION 8.  INTERPRETATION.

                  (a) Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to such terms in the Rights Agreement.


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                  (b) Except as otherwise expressly set forth herein, this
Amendment shall not by implication or otherwise alter, modify or in any other manner affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are hereby ratified and confirmed in all respects and shall continue in full force and effect.

                  (c) Section headings in this Amendment are included herein for convenience of reference only and shall not constitute part of this Amendment for any other purpose.

                  SECTION 9. EXECUTION IN COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

                  SECTION 10. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.



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                  IN WITNESS WHEREOF, the parties hereto have executed and
delivered this Amendment as of the date first above written.

                                      THIRD WAVE TECHNOLOGIES, INC.


                                      By:  /s/ John Comerford
                                      Name:    John Comerford
                                      Title:   Vice President, General Counsel &
                                               Secretary


                                      EQUISERVE TRUST COMPANY N.A.


                                      By:________________________________
                                          Name:
                                          Title: